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IDEX Corporation to Acquire Airtech
Northbrook, Illinois, (April 27, 2021) – IDEX Corporation (NYSE:IEX) today announced that it has entered into a definitive agreement to acquire Airtech Group, Inc., US Valve Corporation and related entities from investment funds managed by EagleTree Capital for cash consideration of $470 million, subject to customary post-closing adjustments.
Airtech designs and manufactures a wide range of highly engineered pressure technology products, including vacuum pumps, regenerative blowers, compressor systems and valves. The company provides customized solutions across diversified end markets such as alternative energy, food processing, medical, packaging and transportation. Airtech serves clients globally, with operations in the United States, Europe and Asia.
“The acquisition of Airtech expands our expertise in specialized, high-performing air moving technologies, increasing our ability to serve customers’ needs,” IDEX Chief Executive Officer and President Eric Ashleman said. “Airtech has an excellent record of providing highly engineered solutions for niche applications across a wide array of industries. We expect this acquisition to be an outstanding fit for IDEX. Our decentralized structure gives business units significant autonomy, while the common IDEX culture and operating model provide the foundation for operational excellence and growth that will enhance the business the Airtech team has already built.”
“We continue to actively seek opportunities to deploy capital and acquire IDEX-like businesses, as well as make some calculated bets in new technologies to bolster our growth potential, further strengthen our portfolio and enhance our return to shareholders,” Ashleman said.
“It has been a pleasure collaborating with the Airtech team over these past years,” said Robert Fogelson, Senior Partner at EagleTree Capital. “We are all delighted that Airtech will become part of IDEX, which will be a wonderful home for the business for the long term.”
Airtech’s headquarters office and largest manufacturing facility are in Rutherford, New Jersey. The company has other manufacturing operations in Werneck, Germany and Shenzhen, China. Airtech will join IDEX’s Health & Science Technology segment.
The transaction is expected to close by the end of the second quarter of 2021, subject to regulatory approvals and customary closing conditions.

About IDEX
IDEX (NYSE: IEX) is a company that has undoubtedly touched your life in some way. In fact, IDEX businesses make thousands of products that are mission-critical components in everyday activities. Chances are the car you’re driving has a BAND-IT® clamp holding your side airbag safely in place. If you were ever in a car accident, a Hurst Jaws of Life® rescue tool may have saved your life. If you or a family member is battling cancer, your doctor may have tested your DNA in a quest to find the best targeted medicine for you. It’s likely your DNA test was run on equipment that contains components made by our growing IDEX Health & Science team. Founded in 1988 with three small, entrepreneurial manufacturing companies, we’re proud to say that we now call 40 diverse businesses around the world part of the IDEX family. With 7,000 employees and manufacturing operations in more than 20 countries, IDEX is a high-performing, global nearly $2.5 billion company committed to making trusted solutions that improve lives. IDEX shares are traded on the New York Stock Exchange under the symbol “IEX”.
For further information on IDEX Corporation and its business units, visit the company’s website at www.idexcorp.com.
Investor Contact
IDEX Corporation
William K. Grogan
Senior Vice President and Chief Financial Officer
+1 847-498-7070
wgrogan@idexcorp.com

Media Contact:
IDEX Corporation
Mark Spencer
+1 847-457-3793
mdspencer@idexcorp.com